                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Potlatch Corporation:

We consent to the use of our report dated September 10, 2004, with respect to the balance sheets of the Oriented Strand Board Manufacturing Facilities of Potlatch Corporation as of December 31, 2003 and 2002, and the related statements of operations, parent's equity and cash flows for each of the years in the three-year period ended December 31, 2003, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP

Portland, Oregon
February 18, 2005